Exhibit 19.1
INSIDER TRADING POLICY
Purpose
This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Seadrill Limited (the “Company”) and the handling of confidential information about the Company. The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material non-public information about the Company from: (i) engaging in transactions in the securities of the Company; or (ii) providing material non-public information to other persons who may trade on the basis of that information.
Prohibition on Insider Trading
As detailed in this Policy, no director, officer or employee of the Company or its subsidiaries, nor their respective Family Members or Controlled Entities (each as defined herein) (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy), who is aware of material non-public information relating to the Company may (i) engage in transactions in securities of the Company, or (ii) disclose such information to others who might use it for trading or might pass it along to others who might trade.
It is also the policy of the Company that the Company will not engage in transactions in the Company’s securities in violation of insider trading laws.
The anti‑fraud provisions of the federal securities laws generally prohibit a person who possesses material non‑public information from trading securities on the basis of that information or, in most circumstances, while in possession of that information. Furthermore, it is illegal for any person in possession of material non-public information to provide other people with such information or to recommend that they buy or sell such securities, even if the disclosing person does not profit from the trading. Persons who violate these prohibitions are subject to potential civil damages (such as disgorgement of any illicit profits and a fine of up to three times any profit gained or loss avoided) and criminal penalties (including a substantial jail term and a criminal penalty of several times the amount of profits gained or losses avoided). Additionally, a person’s failure to comply with this Policy can cause significant harm to the Company and could be grounds for disciplinary action by the Company, including immediate dismissal with cause, whether or not the person’s failure to comply results in a violation of law.
Persons Subject to this Policy
This Policy applies to all directors, officers and employees of the Company and its subsidiaries. This Policy also applies to all family members who reside with a director, officer or employee, anyone else who lives in a director’s, officer’s or employee’s household and any family members who do not live in a director’s, officer’s or employee’s household but whose
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transactions in the Company’s securities are directed by a director, officer or employee or are subject to influence or control by a director, officer or employee (collectively, “Family Members”) and entities influenced or controlled by a director, officer or employee (collectively, “Controlled Entities”). The Company may also determine that this Policy applies to other persons, such as contractors or consultants, that have access to material non-public information.
Transactions Subject to this Policy
This Policy applies to any transaction involving the purchase, sale or bona fide gift of any security of the Company, including the Company’s common shares, options to purchase common shares, any other securities that the Company may issue, such as preferred shares, notes, bonds, convertible securities and warrants, and any derivative securities that relate to the Company’s securities, whether or not issued by the Company. This Policy also applies to any transaction involving a right to acquire or sell any security of the Company, as well as any other transaction that in any way depends on the price of the Company’s securities. Any references herein to “trading,” a “transaction” or a “trade” shall include all of the foregoing.
Individual Responsibility
Each individual director, officer and employee is responsible for ensuring that he or she complies with this Policy and that his or her respective Family Members and Controlled Entities also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual. Neither a grant of pre-clearance to execute a transaction nor any other Company action shall in any way constitute legal advice or insulate an individual from liability for insider trading.
Administration of the Policy
The General Counsel shall serve as the Compliance Officer for the purposes of this Policy, and in his absence, an employee designated by the Compliance Officer shall be responsible for the administration of this Policy. All determinations and interpretations of the acting Compliance Officer shall be final and not subject to further review.
Definition of Material Non-Public Information
Material: You should consider whether any information with respect to any aspect of the Company’s business, operations, financial affairs, securities or prospects is material. Information can be deemed material if a reasonable investor would likely consider the information important in making a decision whether to purchase or sell any of the Company’s securities. Information may be material even if it would not alone determine the investor’s decision. It is not necessary that the information would impact the trading price of the Company’s securities to be material. Information that is more likely to be considered material includes:
1.Annual and quarterly financial results and financial plans;
2.Projections of future earnings or losses, or other earnings guidance;

3.Changes to previously announced earnings guidance or the decision to suspend earnings guidance;
4.Significant gains, losses or impairments;
5.Negotiations and agreements regarding significant alliances, joint ventures, mergers, acquisitions, divestitures and business combinations, and changes in control;
6.Significant related party transactions;
7.Proposed or contemplated restructuring, recapitalization transactions, issuances or buybacks of securities, or other significant financing transactions;
8.Changes in dividend or capital allocation policies;
9.Internal financial information which departs in any significant way from market expectations;
10.A change in auditors or notification that the auditor’s reports may no longer be relied upon;
11.Significant labor matters, including potential strikes, strike negotiations and terminations or layoffs of existing employees, or changes in senior management;
12.Impending bankruptcy or the existence of severe liquidity problems;
13.A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its physical locations or through its information technology infrastructure;
14.The acquisition or loss of a significant contract, customer or supplier; and
15.The commencement or threat of significant litigation involving the Company or any developments relating to such litigation.
This list is not comprehensive, and any questions should be directed to the Compliance Officer.
Non-Public: Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Trading After Information Becomes Public
After material information has been publicly disclosed, persons subject to this Policy should continue to refrain from trading in the Company’s securities until the information has been widely disseminated and the investing public has had sufficient time to absorb the information. Generally, information regarding routine or relatively simple matters will have been adequately disseminated and absorbed by the investing public when two (2) full trading days have elapsed since its release. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.
Pre-Clearance of Transactions Required
The Company requires that all directors and officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”; such officers, the “Executive Officers”) and Designated Insiders (as defined herein), as well as the Family Members and Controlled Entities of such persons, must obtain pre-clearance from the Compliance Officer prior to engaging in any transaction subject to this Policy. Additionally, any employee who believes he or she may be in possession of material non-public information should consult the Compliance Officer before trading.
A request for pre-clearance should be submitted to the Compliance Officer at least two (2) business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in the Company’s securities, and should not inform any other person of the restriction.
The Compliance Officer shall record the date each request is received and the date and time each request is approved or not approved. Unless revoked, a grant of permission will normally remain valid until the close of trading two (2) business days following the day on which it was granted (subject to the current trading window, described below). If the transaction does not occur during the two (2) business day period, pre-clearance of the transaction must be re-requested.
The requirement for pre-clearance does not apply to transactions conducted pursuant to Approved 10b5-1 Plans (as defined herein), described below.
Trading Windows and Black-out Periods
The Company has established trading windows and black-out periods for the Company’s directors, Executive Officers and Designated Insiders, as well as the Family Members and Controlled Entities of such persons. “Designated Insiders” are those employees who have been designated as such for purposes of this Policy because they are likely to have access to material non-public information. The open trading windows are the only times during which such persons may trade in the Company’s securities, and no trades may be made during the black-out periods.

An open trading window does not imply that you may trade freely, without regard to whether you are in possession of material non-public information. The Company has chosen to prohibit any trades during the black-out periods to avoid an appearance of impropriety, as this is the time period that directors, Executive Officers and Designated Insiders are most likely to be in possession of material non-public information. However, it is possible that, even during an open trading window, an individual may be in possession of material information that has not been made public, and therefore, that individual must still refrain from trading until such information has been publicly disclosed.
Quarterly Black-out Periods: The Company has determined that its black-out period will generally (i) begin the last calendar day of the third month of each fiscal quarter and (ii) end on completion of the second (2nd) full trading day following the public release of the Company’s earnings results for that quarter.
Event-Specific Black-out Periods: From time to time, an event may occur that is material to the Company and is known by only a few directors, officers or employees. So long as the event remains material and non-public, the persons designated by the Compliance Officer may not engage in transactions in the Company’s securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, the persons designated by the Compliance Officer should refrain from engaging in transactions in the Company’s securities even sooner than the quarterly black-out period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s securities, without disclosing the reason for the restriction. The existence of an event-specific black-out period or the extension of a quarterly black-out period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions in the Company’s securities due to an event-specific black-out period, you should not trade while aware of material non-public information. Exceptions will not be granted during an event-specific black-out period.
Exceptions: The quarterly trading restrictions and the event-specific trading restrictions do not apply to transactions to which this Policy does not apply and transactions conducted pursuant to Approved 10b5-1 Plans, in each case as described under “Certain Exceptions.”
All trades by directors, Executive Officers and Designated Insiders, as well as the Family Members and Controlled Entities of such persons, must be pre-cleared through the Compliance Officer regardless of when the trade occurs. It is important to keep in mind that pre-clearance, when given, will be only for the current trading window, which may close at any time.
Restrictions
Hedging and Pledging Transactions: Directors, Executive Officers and Designated Insiders, as well as the Family Members and Controlled Entities of such persons, may not hedge their ownership of the Company’s securities, including (a) trading in options, warrants, puts and calls or similar derivative instruments on any security of the Company; (b) selling any security of the

Company “short”; (c) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or (d) otherwise engaging in transactions that are designed to or have the effect of offsetting any decrease in the market value of any security of the Company granted as compensation or held, directly or indirectly, by the Director, Executive Officer or Designated Insider. A derivative is a security whose value is based on the performance of an underlying financial asset, index or other investment (mutual funds are not included in this definition). The activities described in this paragraph involve speculation and may put the personal gain of the individual in conflict with the best interests of the Company. This paragraph does not apply to the exercise of stock options granted by the Company. While individuals that are not Directors, Executive Officers or Designated Insiders are not subject to the prohibition on hedging, all employees are highly discouraged from entering into hedging transactions.
Directors and Executive Officers, as well as the Family Members and Controlled Entities of such persons, may not hold the Company’s securities in a margin account or pledge the Company’s securities as collateral for any loan or other obligation because such arrangements could result in the Company’s securities being sold at a time when the insider is aware of material non-public information about the Company. Therefore, to avoid an appearance of impropriety, the transactions described in this paragraph are prohibited for Directors and Executive Officers and are highly discouraged for all other Designated Insiders.
Standing and Limit Orders: Standing and limit orders (except standing and limit orders under Approved 10b5-1 Plans, as described under “Certain Exceptions”) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material non-public information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that he or she must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the trading window and pre-clearance requirements set forth in this Policy.
Certain Exceptions
Stock Option Exercises: This Policy does not restrict the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards: This Policy does not restrict the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply to any market sale of restricted stock.

401(k) Plan / Deferral Plan: This Policy does not restrict purchases of the Company’s securities or investments in the Company securities fund through a Company 401(k) Plan or Deferral Plan resulting from a prior payroll election. This Policy does apply to an election to make a transfer of money into or out of the Company securities fund.
Employee Stock Purchase Plan: This Policy does not restrict purchases of the Company’s securities pursuant to an employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not restrict purchases of the Company’s securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply to your election to participate in the plan for any enrollment period and to your sales of the Company’s securities purchased pursuant to the plan.

Dividend Reinvestment Plan: This Policy does not restrict purchases of the Company’s securities pursuant to a dividend reinvestment plan resulting from your reinvestment of dividends paid on the Company’s securities. This Policy does apply to voluntary purchases of the Company’s securities resulting from additional contributions you choose to make to the dividend reinvestment plan, to your election to participate in the plan or increase your level of participation in the plan and to your sales of the Company’s securities purchased pursuant to the plan.

Rule 10b5-1 Plans: This Policy does not restrict transactions under a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) that meets the following conditions (an “Approved 10b5-1 Plan”):
1.the 10b5-1 Plan has been reviewed and approved by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer);
2.no transactions occur under the 10b5-1 Plan until the expiration of a cooling-off period consisting of:
•with respect to directors or Executive Officers, the later of:
o90 days after the adoption of the 10b5-1 Plan; and
otwo (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted (but, in any event, subject to a maximum of 120 days after the adoption of the 10b5-1 Plan);
•with respect to persons other than directors or Executive Officers, 30 days after the adoption of the 10b5-1 plan;

3.the 10b5-1 Plan was entered into or adopted in good faith by the person, and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b5-1 under the Exchange Act, at a time when such person was not in possession of material non-public information about the Company or the applicable security;
4.with respect to directors or Executive Officers, the 10b5-1 Plan includes a representation from such person certifying, on the date of adoption of the 10b5-1 Plan, the following:
•such person is not aware of any material non-public information about the Company or the applicable security; and
•such person is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b5-1 under the Exchange Act;
5.the person has acted in good faith with respect to the 10b5-1 Plan; and
6.the 10b5-1 Plan gives a third party the discretionary authority to execute such purchases and sales, outside the control of the person, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.
A person may not enter into overlapping 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade 10b5-1 Plan during any 12-month period (subject to certain exceptions).
Any modification or change to the amount, price or timing of the purchase or sale of the securities (or a modification or change to a written formula or algorithm, or computer program that affects the amount, pricing or timing of the purchase or sale of the securities) underlying a 10b5-1 Plan will, for purposes of the approval and other requirements set forth in this Policy, be treated as a termination of such 10b5-1 Plan and the adoption of a new 10b5-1 Plan, and will require the satisfaction of the foregoing conditions, including a new cooling-off period as set forth in paragraph (2) above.
Any 10b5-1 Plan must be submitted for approval five (5) days prior to the entry into the 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the 10b5-1 Plan will be required.
Other Considerations for Transactions in Company Securities

Share Ownership Guidelines: Any individual subject to any share ownership guidelines of the Company is responsible for ensuring that his or her transactions in the Company’s securities comply with such guidelines.
Section 16 Reporting Compliance: Almost all transactions in the Company’s securities by directors and Executive Officers, as well as the Family Members of such persons, must be reported as required to the SEC on a Form 4, usually within two (2) business days, or in certain cases on Form 5, within 45 days after fiscal-year end. Accordingly, it is critical that directors and Executive Officers comply with the pre-clearance requirements and fully communicate their transactions to the Compliance Officer.
Short-Swing Profit Liability: Under Section 16(b) of the Exchange Act, directors and Executive Officers are liable to the Company for any profits realized by them from any purchase and sale (or sale and purchase) of the Company’s shares that occur within a period of less than six (6) months, unless there is an exemption. For example, if an officer purchases stock on October 30 and sells stock on April 28 (one day short of the six (6) month window), then the officer must disgorge the short-swing profits made on the transaction, unless an exemption applies. Liability for short-swing profits is imposed in a mechanical fashion without regard to whether the person intended to violate the section or traded on inside information. Many non-discretionary transactions between the Company and its directors and officers are exempt, including grants or vesting of compensatory stock awards. However, selling shares on the open market to cover option costs in a cashless exercise is not exempt. Additionally, discretionary fund-switching and cash withdrawals from the 401(k) Plan or Deferral Plan are exempt from short-swing profit liability only if it has been at least six (6) months since the most recent “opposite way” election.
Responsibility to Prevent Insider Trading by Others
Section 21A of the Exchange Act provides the SEC with the authority to bring a civil action against any “controlling person” who knows of, or recklessly disregards, a likely insider trading violation by a person under such controlling person’s control and fails to take appropriate steps to prevent the violation from occurring. A successful action by the SEC under this provision can result in significant civil fines. Such actions could also subject the controlling person to criminal penalties.
The Company, its directors and Executive Officers, and some managerial personnel (including Designated Insiders), could be deemed controlling persons subject to potential liability under Section 21A of the Exchange Act. Accordingly, it is incumbent on each of the Company’s directors, Executive Officers and Designated Insiders to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent such violations. If a director, Executive Officer or Designated Insider becomes aware of the possibility of such a violation, he or she should contact the Compliance Officer immediately.
Post-Termination Transactions

This Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material non-public information when his or her service terminates, that individual may not engage in transactions in the Company’s securities until that information has become public or is no longer material.
Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.
Certification
All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.